Exhibit 10.4

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY BRACKETS, WERE OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF PUBLICLY DISCLOSED.

SIXTH AMENDMENT TO AMENDED AND RESTATED LICENSE AND COLLABORATION AGREEMENT
THIS SIXTH AMENDMENT TO AMENDED AND RESTATED LICENSE AND COLLABORATION AGREEMENT (this “Sixth Amendment”), dated as of October 1, 2026 (the “Sixth Amendment Effective Date”), is by and between Sanofi Biotechnology SAS, a société par actions simplifiée, organized under the laws of France, as successor in interest to Aventis Pharmaceuticals Inc., having a principal place of business at 82 avenue Raspail, 94250 Gentilly, France (“Sanofi”), Sanofi, a société anonyme organized under the laws of France with its principal headquarters at 46-48 Avenue de la Grande Armée, 75017 Paris, France (“Sanofi Parent”), and Regeneron Pharmaceuticals, Inc., a corporation organized under the laws of the state of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”) (with each of Sanofi and Regeneron being sometimes referred to herein individually as a “Party” and collectively as the “Parties”).
RECITALS
WHEREAS, Regeneron, Sanofi, and Sanofi Parent are parties to that certain Amended and Restated License and Collaboration Agreement, dated as of November 10, 2009, as amended as of May 1, 2013, July 1, 2015, April 5, 2020, October 6, 2021, and June 1, 2022 (the “LCA”) for the Development, Manufacture, and Commercialization of Licensed Products (as such terms are defined therein);
WHEREAS, the Parties desire to amend the terms and conditions of the LCA to add certain New Licensed Products (as defined below) to the Collaboration; and
NOW, THEREFORE, in consideration of the following mutual covenants contained herein, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.Definitions.
1.1Unless otherwise specifically provided herein, capitalized terms used, but not otherwise defined, in this Sixth Amendment shall have the meanings ascribed to them in the LCA.
1.2Addition of Appendices. The LCA is hereby amended to add Appendix A, Appendix B, Appendix C, Appendix D, Appendix E, Appendix F, and Appendix G attached hereto. All references in the LCA to Appendix A, Appendix B, Appendix C, Appendix D, Appendix E, Appendix F, and Appendix G shall be deemed to refer to such Appendix A, Appendix B, Appendix C, Appendix D, Appendix E, Appendix F, and Appendix G as attached to this Sixth Amendment.
1.3Discovery Agreement Definitions. Article 1 of the LCA is hereby amended so as to, for each of the definitions set forth in Appendix A, either delete the existing definitions in the LCA for each such term and replace them with the new definitions, or include such additional definition, as applicable, for each such term as is set forth in Appendix A. The Parties acknowledge and agree that an express purpose of Appendix A and the foregoing amendment is to update certain defined terms in the LCA that currently cross-refer to that certain Amended and Restated Discovery And Development Agreement by and between the Parties dated November 10, 2009, as amended (the “Discovery Agreement”) to instead directly refer to the relevant definition (subject to certain updates and amendments thereto as set forth in Appendix A), thereby avoiding the need for the Parties to have recourse to the Discovery Agreement for the purposes of interpreting their obligations under the LCA.
1.4Additional Definitions. Article 1 of the LCA is hereby amended by adding the following definitions:
(a)“Allergy” shall mean (a) an inappropriate, undesirable, or exaggerated reaction of the body’s immune system to a substance that is not ordinarily harmful to the general population and/or (b) any condition, disease or physiological response resulting from such reaction.
(b)“Clinical Combination” shall mean, for each Licensed Product, a single therapeutic regimen of the concomitant or sequential administration of (a) such Licensed Product, on the one hand, and (b) one (1) or more other product(s) that are not Licensed Products (“Other Agents”), on the other hand, where each of such Licensed Product and Other Agents are packaged and labelled and offered for sale separately (i.e., not as a co-packaged or co-formulated presentation). For clarity, a Combination Product itself is not a Clinical Combination.
(c)“Market Access” shall mean any and all activities relating to access, utilization, pricing (including any discounts and/or rebates), terms of sale, coverage, formulary placement, reviewing/awarding tenders, and/or reimbursement for any Licensed Products.
(d)“Market Access Entities” shall mean any and all pharmacy benefit managers (“PBMs”), group purchasing organizations (“GPOs”), health plans, integrated delivery networks (“IDNs”), specialty pharmacies, the Federal Employee Program, government purchasers or payers (inclusive of the U.S. Department of Veterans Affairs (“VA”), the U.S. Department of Defense (“DoD”), Tricare, other Federal Supply Schedule accounts, state prescription drug affordability review boards (“PDABs”), and state Medicaid programs (including multistate Medicaid pharmaceutical purchasing pools)), commercial purchasers or payers, and other similar Third Parties for all engagements, books of business, and/or agreements.
(e)“Mutual Consent Matter” shall mean [* * *].
(f)“New Licensed Product” shall mean each of (a) the Antibody known as REGN20423 as of the Sixth Amendment Effective Date (the “IL-13 Product”) that directly interacts with interleukin-13 (Entrez ID 3596) (“IL-13”), (b) the Antibody known as REGN23149 as of the Sixth Amendment Effective Date (the “IL-4Rα Product”) that directly interacts with interleukin-4 receptor (Entrez ID 3566) (“IL-4Rα”), (c) the Antibody known as REGN23262 as of the Sixth Amendment Effective Date (the “IL-4 Product”) that directly interacts with interleukin-4 (Entrez ID 3565) (“IL-4”), and (d) the Bi-Specific/Multi-Specifics known as REGN35937 and REGN36405 as of the Sixth Amendment Effective Date (each, an “IL-13 IL-4 Bi-Specific Product”) that directly interacts with IL-13 and IL-4, in each case ((a)-(d)), including any backup, successor, follow-on compound, and any related sequences, in each case, to the extent developed as part of the same Development program, and solely to the extent directly interacting with the applicable foregoing Target(s).
(g)“New Major Indication” shall mean, for any New Licensed Product, any [* * *] (“NMI Countries”); provided that, if at the time of receipt of first Marketing Approval of such New Licensed Product for the applicable indication, such indication does not satisfy this clause (iii), but at any time following such Marketing Approval, aggregate Net Sales of such New Licensed Product for such indication in the Territory in any twelve (12)-month period equal or exceed [* * *] ([* * *]) (the “Target Net Sales Amount”), then such indication shall be deemed to satisfy this clause (iii) as of the date the Target Net Sales Amount is achieved, and, for clarity, solely from and after such date, and without retroactive effect: (x) any Net Sales of such New Licensed Product for such indication shall be included in the aggregate Net Sales thresholds for purposes of Milestone Event (5) and Milestone Event (6) set forth in Schedule 3 to this Agreement and not, for clarity, counted towards Milestone Event (3) set forth in Schedule 3; (y) each Net Sale for such New Licensed Product may only be counted once as between satisfaction of Milestone Events (5) and (6), on the one hand, or Milestone Event (3), on the other hand, and in no circumstances shall any such Net Sale be counted more than once or retroactively recharacterized or reallocated as between Milestone Event (3) on the one hand, or Milestone Events (5) and (6), on the other hand; and (z) if Milestone Event (4) set forth in Schedule 3 to this Agreement has not previously been achieved, it shall be due and payable to Regeneron as of such date. For clarity, the Target Net Sales Amount must be achieved with respect to a single indication (i.e., aggregation of Net Sales across multiple indications is not permitted in determining whether the Target Net Sales Amount has been achieved).
For clarity, and notwithstanding clause (ii) above, [* * *] but (A) increases the patient population by at least [* * *] ([* * *]) in the aggregate across the NMI Countries beyond that of the Reference Indication (including by virtue of a broader disease stage, disease setting, biomarker population, treatment regimen, or line of therapy) or (B) aggregate Net Sales of such New Licensed Product for such Expanded Indication in the Territory, that are not Net Sales of such New Licensed Product for the Reference Indication in the Territory, in any twelve (12)-month period, [* * *]. Notwithstanding the foregoing, solely for purposes of Milestone Event (4), Milestone Event (5), and Milestone Event (6) set forth in Schedule 3 to this Agreement, in determining if the applicable indication is a “New Major Indication”, clause (i) above shall be deemed satisfied if the applicable indication is expressly referenced in the FDA approval letter (including in any attached approved prescribing information) for such Marketing Approval for such New Licensed Product in the United States. For further clarity, any dispute over whether an indication is a New Major Indication shall be addressed in accordance with the governance procedures set forth in Section 3.11(b); provided that any disputes that persist after the foregoing shall be treated as a Technical Development Matter.
(h)“NLP Annual Aggregate Cap” shall mean: (a) for Contract Year 2026, [* * *] ([* * *]); and (b) for any subsequent Contract Year, subject to Section 5.3(c), [* * *] ([* * *]); provided that, if for any given subsequent Contract Year, the Parties’ representatives at the JSC (or, after escalation pursuant to Section 3.11(b), the Parties’ Executive Officers) agree to a Global Development Budget in excess of [* * *] ([* * *]) in the aggregate (such that such Global Development Budget is approved without [* * *] at the JSC), the “NLP Annual Aggregate Cap” for such Contract Year shall be equal to the total amount of the agreed Global Development Budget solely for such Contract Year.

(i)“NLP Specific Co-Co Countries” shall mean (a) each country set forth on Appendix B (each such country, a “Dupixent Co-Co Country”) and (b) any other Co-Commercialization Country where Regeneron has exercised its option to Co-Promote the New Licensed Products in accordance with Section 6.5(a), in each case ((a) and (b)), unless and until Regeneron exercises its rights to discontinue Co-Commercialization of the applicable New Licensed Product in such country in accordance with Section 6.5(c).
(j)“Registrational Trial” shall mean, with respect to a New Licensed Product, (a) a Phase 3 Trial, (b) a human clinical trial (whether or not designated a Phase 3 Trial) that is designed to be adequate to gather sufficient evidence of safety, data, results, and efficacy to support a Registration Filing for a Marketing Approval for such New Licensed Product in the U.S., and/or (c) a human clinical trial that does not satisfy the foregoing requirements (clause (a) or (b)) at the time of initiation but satisfies at least one (1) of the following criteria: (i) it is modified to satisfy the requirements of 21 CFR 312.21(c); or (ii) it is otherwise determined following an initiation to be adequate to support an application for Marketing Approval of a New Licensed Product in the U.S.
(k)“Manufacturing Technology Transfer” shall mean, on a New Licensed Product-by-New Licensed Product basis, any activities conducted by or on behalf of either Party to transfer the validated Manufacturing process, technology and analytical methods for such New Licensed Product from an existing Manufacturing location to a new Manufacturing location (including, for clarity, a new suite at an existing site, or a new line within an existing suite), to enable such new Manufacturing location to Manufacture such New Licensed Product, including to test and validate the reproducibility of such process at such new Manufacturing location. For clarity, any technical development changes, including changes to the formulation, a new device, batch size or scale up, applicable to all Manufacturing sites do not constitute Manufacturing Technology Transfer [* * *].
(l)“Manufacturing Technology Transfer Costs” shall mean costs and expenses incurred by a Party in connection with any Manufacturing Technology Transfer for a New Licensed Product in the Field in the Territory, in accordance with this Agreement.
1.5Amended Definitions.
(a)The definition of “Commercialize” or “Commercialization” is hereby amended by adding the following as a new sentence at the end of such definition:
“Notwithstanding the foregoing definition, solely with respect to each New Licensed Product, Commercialization shall include all pre-launch commercialization activities (and the parenthetical above limiting the date on which pre-launch marketing is considered Commercialization shall not apply).”
(b)The definition of “Committee” is hereby amended by adding “JMAC” after “JFC”.
(c)The definition of “Competing Product” is hereby amended to read in its entirety as follows:

““Competing Product” shall mean (a) with respect to a Licensed Product [* * *] and (b) with respect to the New Licensed Products, [* * *].”
(d)The definition of “Co-Promote” or “Co-Promotion” is hereby amended to read in its entirety as follows:
““Co-Promote” or “Co-Promotion” shall mean the joint marketing and promotion of Licensed Product(s) by the Parties (or their respective Affiliates) under the same trademark in a Major Market Country (which would be or are performed pursuant to the applicable Country/Region Commercialization Plan); provided, however, that solely in respect of each of the New Licensed Products in the NLP Specific Co-Co Countries, Co-Promotion shall include the Commercialization activities set forth in Section 6.5(h), which shall be allocated (including with respect to FTEs and sharing of costs) as set forth therein.”
(e)The definition of “Develop” or “Development” is hereby amended by adding the following as a new sentence at the end of such definition:
“Notwithstanding the foregoing definition, (x) solely with respect to each New Licensed Product and each Competing Product with respect thereto, the reference to “after the Initial IND Filing Date” above shall instead be deemed to be “on or after the Sixth Amendment Effective Date” and (y) clause (b) regarding pre-launch commercialization activities shall not apply to New Licensed Products (and such activities, for clarity, shall be Commercialization activities with respect to New Licensed Products).”
(f)The definition of “Development Costs” is hereby amended by adding the following at the end of such definition:
“With respect to each New Licensed Product, “Development Costs” shall not include any Manufacturing Technology Transfer Costs. Sanofi shall be deemed to have delivered an Opt-In Notice for each New Licensed Product as of the Sixth Amendment Effective Date. Notwithstanding anything to the contrary in this Agreement, a cost or expense incurred in the Development of a Clinical Combination shall be allocated as follows:
(i)if the Other Agent(s) in such Clinical Combination are owned or controlled by one (1) or more Third Party(ies), then [* * *]. Without limiting the foregoing, solely to the extent Regeneron has the right under any such executed Clinical Combination Agreement to disclose a copy thereof to Sanofi (and Regeneron will use diligent efforts to obtain such right), Regeneron shall provide to Sanofi a copy of the applicable Clinical Combination Agreement (including by and through the JDC) promptly following execution thereof (which copies may be redacted with respect to any information that is not necessary to determine compliance with this Agreement (including clause (i) of this Section)).
(ii)if one (1) or more of the Other Agent(s) in such Clinical Combination are owned or controlled by Regeneron, Sanofi, or any of their respective Affiliates, the Parties, through the JSC, shall determine the portion of such costs and expenses incurred in the Development of such Clinical Combination that are allocable to the New Licensed Product in such Clinical Combination (which allocable costs shall thereafter constitute Development Costs). In the event that the JSC cannot arrive at a consensus in respect of such allocation, the portion of such costs and expenses incurred in the Development of such Clinical Combination that may be treated as Development Costs shall be determined by [* * *].
For clarity, to the extent a Clinical Combination includes one (1) or more Other Agent(s) that are owned or controlled by a Third Party and one (1) or more Other Agents that are owned or controlled by Regeneron, Sanofi, or any of their respective Affiliates, then both clauses (i) and (ii) shall apply, and [* * *].”
(g)The definition of “Licensed Products” is hereby amended by adding the following as a new sentence at the end of such definition:
“Licensed Products shall, from and after the Sixth Amendment Effective Date, include all New Licensed Products.”
(h)The definition of “Sales Force Cost” is hereby amended by adding the following as a new sentence at the end of such definition:
“Notwithstanding the foregoing, with respect to each New Licensed Product, clause (b) shall be [* * *] ([* * *]) of the applicable Sales Force FTE Rate.”
(i)Clause (a) of the definition of “Shared Commercial Expenses” is hereby amended to read in its entirety as follows:
[* * *]
2.Amendments to Certain Provisions of the LCA.
2.1Section 2.6(a) of the LCA is hereby amended and restated in its entirety as follows:
“(a) Non-Compete.
(i)[* * *], except as otherwise set forth in this Agreement, neither Party nor any of its Affiliates, either alone or through any Third Party, shall Develop or Commercialize any Competing Product; provided that the foregoing shall not apply to activities undertaken by or on behalf of either Party related solely to research, candidate selection, discovery, and other pre-clinical activities conducted prior to the first IND submission for the applicable Competing Product (“IND Inflection Point”).
(ii)If a Party or its Affiliate owns or controls an Antibody that constitutes a Competing Product and desires to clinically Develop, Manufacture, and/or Commercialize such Antibody after the IND Inflection Point, such Party (or its Affiliate) shall notify the other Party, and the Parties shall, prior to the IND Inflection Point, discuss in good faith, including whether to add such Antibody to the Collaboration (“Competing Product Discussions”) until such time as a Party notifies the other Party in writing that it is not interested in continuing such discussions. If the applicable Antibody is not included in the Collaboration at the conclusion of such discussions, the Party that owns or controls such Antibody shall (A) Divest such Competing Product and/or (B) terminate and cease all development and associated manufacturing, as applicable, of such Competing Product, in each case ((A) and (B)), within [* * *] Competing Product Discussions [* * *] (such [* * *] period, the “Competing Product Divestiture Period”); provided that such Party shall not conduct any clinical, commercial, or other activities in breach of the non-compete obligations set forth herein during such Competing Product Discussions or during such Competing Product Divestiture Period. For purposes of this Agreement, “Divest”, with respect to a Party and a Competing Product, shall mean that such Party exclusively (including with respect to such Party and its Affiliates) licenses or otherwise transfers to a Third Party all of its right, title and interest in and to such Competing Product and upon any license or transfer of such Competing Product to a Third Party, such Party may retain the right to (1) [* * *], (2) receive reports, audit and otherwise enforce such payment rights, (3) prosecute, maintain and enforce such Party’s intellectual property rights (excluding any patents that solely cover such Competing Product, which must be controlled by such Third Party following such license or transfer), (4) perform customary pharmacovigilance activities, and (5) perform a reasonable technology transfer and/or perform such other short-term customary, transitional arrangements (e.g., a transition services agreement, manufacturing and supply agreement, or clinical supply agreement) in connection with any license or transfer of such Competing Product to a Third Party; provided that, other than the foregoing (1) through (5), following the completion of such license or transfer, such Party may not retain any continuing participation rights (including through decision-making or other governance rights) in respect of the development, manufacture, commercialization, or other exploitation of such Competing Product by such Third Party (or such Third Party’s Affiliates, sublicensees, or its or their successors or assigns).
(iii)Notwithstanding Section 2.6(a)(i), Sanofi shall have the right to complete the ongoing clinical studies (each, a “Permitted Study”) for each of Sanofi’s proprietary Bi-Specific/Multi-Specific that directly interacts with IL-13 and TSLP (also known as lunsekimig or SAR443765) (the “IL-13/TSLP Bi-Specific/Multi-Specific”) and one other Sanofi early development product known as of the Sixth Amendment Effective Date as [* * *] (the “Early Development Competing Product”, and together with the IL-13/TSLP Bi-Specific/Multi-Specific, in each case, the “Permitted Study Assets”), that are ongoing as of the Sixth Amendment Effective Date, in each case, solely to the extent such Permitted Study Assets and, solely in respect of the IL-13/TSLP Bi-Specific/Multi-Specific, such Permitted Studies, are listed on Appendix C; provided that [* * *] further disclose to Regeneron any other ongoing clinical studies for the Early Development Competing Product (to the extent not disclosed on Appendix C) within ten (10) Business Days of the Sixth Amendment Effective Date. For each such Permitted Study Asset, Sanofi’s conduct of the Permitted Studies shall not be deemed in breach of its non-compete obligations herein, and Section 2.6(a)(ii)(A) and (B) shall not apply in respect of the Permitted Study Assets, provided that Sanofi complies with this Section 2.6(a)(iii), Section 2.6(a)(iv), and Section 2.6(a)(v) and [* * *].
(iv)Regeneron shall have the exclusive irrevocable option (which shall survive the termination of this Agreement with respect to the IL-13 Product or otherwise), on a Permitted Study Asset-by-Permitted Study Asset basis, to include such Permitted Study Asset in the Collaboration as a New Licensed Product as provided in this Section 2.6(a)(iv). Promptly after completion of all Permitted Studies applicable to a given Permitted Study Asset, Sanofi shall notify Regeneron thereof and provide Regeneron (pursuant to a customary confidentiality agreement) with (A) all material clinical study reports for each such Permitted Study, together with any material data, results and analyses generated, collected, prepared or performed by or on behalf of Sanofi or its Affiliates with respect to such Permitted Study Asset, (B) a statement of all Development Costs (with such term to apply to such Permitted Study Asset mutatis mutandis as if such product had been a New Licensed Product) actually incurred by Sanofi in the performance of (1) for the IL-13/TSLP Bi-Specific/Multi-Specific, each of the three (3) Permitted Studies [* * *] listed on Appendix C for the IL-13/TSLP Bi-Specific/Multi-Specific as of the Sixth Amendment Effective Date and (2) for the Early Development Competing Product, the Permitted Study that is listed on Appendix C for the Early Development Competing Product as of the Sixth Amendment Effective Date [* * *], such counterpart study to be disclosed to Regeneron pursuant to Section 2.6(a)(iii)(B) above (in each case of (1) and (2), the “Actual Permitted Study Costs”), (C) Sanofi’s anticipated plan and budget for further Development and Commercialization of such Permitted Study Asset were it added to the Collaboration and (D) such other information or materials in Sanofi’s or its Affiliates’ possession or control (which Sanofi has a right to disclose to Regeneron and which may be necessary or reasonably useful in assessing whether to include such Permitted Study Asset in the Collaboration) as Regeneron may request in writing, with such requests to be made to Sanofi no later than thirty (30) days after Regeneron’s receipt of the documents and information described in the foregoing (A) through (C) (collectively, ((A)-(D)), for each such Permitted Study Asset, the applicable “Product Report”). On a Permitted Study Asset-by-Permitted Study Asset basis, Regeneron shall have the option for a period of [* * *] after receipt of the applicable and complete Product Report to elect, on written notice to Sanofi, to include such Permitted Study Asset in this Agreement as a New Licensed Product, whereupon the terms of this Agreement shall thereafter apply to such Permitted Study Asset mutatis mutandis (i.e., the rights and responsibilities of the Parties with respect to the Development, Manufacturing, and Commercialization of such Permitted Study Asset shall be the same as for the other New Licensed Products); provided, however, that any such Permitted Study Asset shall not be taken into account for the purpose of determining whether any Milestone Event has been achieved (including, for clarity, that no Net Sales of any Permitted Study Assets shall count towards satisfaction of any of the Milestone Events). After such election by Regeneron, Sanofi shall invoice Regeneron for an amount equal to: (x) with respect to the IL-13/TSLP Bi-Specific/Multi-Specific, [* * *]; and (y) with respect to the Early Development Competing Product, [* * *], and in each case of ((x) and (y)), Regeneron shall pay any undisputed amounts to Sanofi within sixty (60) days of such invoice and, with respect to any disputed amounts, shall pay any such disputed amounts owed by such other Party within sixty (60) days after final resolution of the dispute (and Regeneron shall have the right to verify such Actual Permitted Study Costs pursuant to an audit conducted by Regeneron pursuant to Section 14.2, mutatis mutandis).
(v)If, for any such Permitted Study Asset: (A) Regeneron declines its option in writing during the [* * *] period after Regeneron’s receipt of the applicable complete Product Report or (B) such [* * *] period expires without Regeneron providing written notice of its exercise of the option, then Sanofi shall, in its discretion, either Divest or wind down such Permitted Study Asset, provided that, consistent with Section 2.6(a)(iii), Sanofi shall not initiate any new clinical studies for, launch or otherwise Commercialize such Permitted Study Asset.
(vi)Each Party acknowledges and agrees that (A) Section 2.6 has been negotiated by the Parties, (B) the limitations on activities outside the Collaboration with respect to Targets as set forth in this Section 2.6 are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Licensed Products, and (C) neither Party would have entered into this Agreement without the protection afforded it by the noncompete provisions. If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in Section 2.6 are too broad or otherwise unreasonable (for example, due to a change in circumstance) under applicable Law, including with respect to duration, scope or space, the court is hereby requested and authorized by the Parties to revise Section 2.6 to include the maximum restrictions allowable under applicable Law.”
2.2Solely with respect to each New Licensed Product, each reference to “Regeneron” in Section 2.6(b) and Section 5.5 of the LCA is hereby deleted and replaced with “Sanofi”, and each reference to “Sanofi” in Section 2.6(b) of the LCA is hereby deleted and replaced with “Regeneron”.
2.3Section 3.1(a) of the LCA is hereby amended to read in its entirety as follows:
“The Parties agree to establish, for the purposes specified herein, a Joint Steering Committee (the “JSC”), a Joint Development Committee (the “JDC”), a Joint Commercialization Committee (the “JCC”), CRCCs to the extent provided in Section 3.5, and such other commercialization sub-committee as the JCC shall deem to be appropriate, a Joint Manufacturing Committee (“JMC”), a Joint Finance Committee (the “JFC”), a Joint Market Access Committee (“JMAC”), and such other Committees as the Parties deem appropriate. The JSC, JDC, JFC, and JMC shall each be established within thirty (30) days after the Effective Date. The JMAC shall be established within three (3) months of the Sixth Amendment Effective Date. The JCC shall be established at least two (2) years prior to the anticipated filing date for Marketing Approval for the first Licensed Product under this Agreement. It is understood that the Parties may wish to establish multiple Committees reporting to the JSC, JDC, and JCC with responsibility for different Licensed Products. The roles and responsibilities of each Committee are set forth in this Agreement (or as may be determined by the JSC for Committees established in the future and not described herein) and may be further designated by the JSC. From time to time, each Committee may establish working groups (each, a “Working Group”) to oversee particular projects or activities, and each such Working Group shall be constituted and shall operate as the Committee which establishes the Working Group determines.”
2.4Section 3.4(b)(xviii) of the LCA is hereby amended by adding “JMAC” after “JFC”.
2.5The following Section is hereby added to the LCA as a new Section 3.7A:

“3.7A    Joint Market Access Committee.
(a)Composition and Purpose. The purpose of the JMAC shall be to serve as the primary forum for planning, coordination, discussion, and oversight of Market Access matters relating to Licensed Products (including, for clarity, New Licensed Products) [* * *]. The JMAC shall not engage in communications (oral, electronic, or in writing) or exchange any non-public information on market access matters (including any pricing, costs, profit margins, market access strategies, or R&D plans, commercial terms, or other competitively sensitive information) that is (i) related to Sanofi products that are not Licensed Products (nor, for clarity, New Licensed Products), and (ii) is not related to any Licensed Product (including, for clarity, any New Licensed Product) (such information, “Sanofi Restricted Information”), directly or indirectly. The JMAC shall be composed of [* * *].
(b)Specific Responsibilities. In particular, the JMAC shall be responsible for (in each case solely to the extent consistent with applicable Law):
(i)advising, and providing recommendations to, the JCC and JSC on all matters related to Market Access [* * *], including strategy and tactics for interacting with Market Access Entities and the negotiation of agreements therewith;
(ii)planning, developing, reviewing, preparing, discussing, and approving (A) Market Access strategy and tactics [* * *] and (B) materials (including business case materials) for, strategies for meetings and discussions with, negotiations with, and submissions (including any Market Access Agreements and drafts/proposals thereof) and communications (other than any unscheduled or ad hoc phone calls, text messages, or similar types of informal, unplanned communications that are not substantive) [* * *] relating to Market Access;
(iii)developing the strategy and tactics for engaging [* * *], and preparing for negotiations and preparation of materials in advance of meetings with, and submissions to, [* * *] (which preparation may occur directly at the JMAC or through Working Groups reporting to JMAC);
(iv)[* * *];
(v)reviewing and discussing the ongoing status of negotiations with and outcomes relating to any payer, account, or other Market Access Entity with respect to the Licensed Products;
(vi)[* * *];
(vii)establishing and overseeing strategic plans (which may be conducted through Working Groups) for each [* * *] to coordinate account relationships, proposals, negotiations, and meetings;
(viii)[* * *]; and

(ix)considering and acting upon such other matters related to U.S. or ROW Market Access as specifically assigned to the JMAC under this Agreement or by the JSC or JCC.
(c)Meetings. Without limiting Section 3.9, the JMAC shall meet at least [* * *] or as often as the JCC otherwise mutually agrees. For clarity, the JMAC is not intended to replace any other business communications that occur in the ordinary course of business between the Parties’ commercial teams or at the JCC.
(d)Escalations. Given the time sensitive nature of certain Market Access submissions, either Party may request to convene the JMAC for urgent matters [* * *].
(e)Compliance. The JMAC shall not discuss any Sanofi Restricted Information. To the extent any materials proposed to be shared with the JMAC contain Sanofi Restricted Information, such Sanofi Restricted Information shall be redacted from such materials prior to their disclosure to the JMAC.”
2.6Section 3.11(a) of the LCA is hereby amended by adding “JMAC” after “JFC”.
2.7The last sentence in Section 3.11(b) of the LCA is hereby amended to read in its entirety as follows:
“The Executive Officers shall diligently and in good faith, attempt to resolve the referred dispute within five (5) Business Days of receiving such written notification, failing which, [* * *].”
2.8Section 3.11(d) of the LCA is hereby amended to read in its entirety as follows:
“(d) [* * *].”
2.9The following Section is hereby added to the LCA as a new Section 5.1A:
“5.1A    Pre-Clinical Development of New Licensed Products. For each New Licensed Product, Regeneron shall be the lead Party with respect to pre-clinical Development activities in a manner consistent with the applicable Global Development Plan and Global Development Budget (and which Development Costs shall be shared fifty percent / fifty percent (50% / 50%) in accordance with this Agreement).”
2.10The following Section is hereby added to the LCA as a new Section 5.1B:
“5.1B    Development of Combination Products. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of their respective Affiliates, either alone, or through any Third Party, shall Develop, Manufacture, and/or Commercialize any Combination Product unless and until the Parties agree mutually in writing (either through a separate written agreement or an amendment to this Agreement) on the terms of such Development, Manufacture, and Commercialization, including the allocation and sharing of Development Costs and the appropriate method for accounting for sale of such Combination Product for purposes of calculating Net Sales; provided that any disputes regarding the foregoing (including, for clarity, whether or not to Develop such Combination Product in the first instance) [* * *].”

2.11Section 5.2 of the LCA is hereby amended, solely for New Licensed Products, to read in its entirety as follows:
“5.2    Global Development Plans for New Licensed Products. With respect to each New Licensed Product, as further set forth in this Section 5.2, the JDC shall prepare and present a Global Development Plan (including a Global Development Budget), for review and endorsement by the JFC and for approval by the JSC, and the JSC shall approve a Global Development Plan (including a Global Development Budget) for such New Licensed Product.
(a)The initial Global Development Plan (including the initial Global Development Budget) for the IL-13 Product is attached as Appendix D, which shall be presented on an Indication-by-Indication basis where applicable. All other initial Global Development Plans (including each additional initial Global Development Budget) for all other New Licensed Products shall be prepared by the JDC, reviewed and endorsed by JFC, and approved by the JSC, and shall be presented on an Indication-by-Indication basis where applicable. The Parties shall obtain such JSC approval, on a New Licensed Product-by-New Licensed Product basis, by the later of: (i) three (3) months after Sixth Amendment Effective Date, and (ii) twelve (12) months prior to the anticipated Initial IND Filing Date for such New Licensed Product.
(b)Unless otherwise agreed by the Parties, an updated Global Development Plan for each New Licensed Product will be presented to the JDC, reviewed by the JFC, and approved by the JSC, at least one (1) month prior to the end of each Contract Year.
(c)For clarity, to the extent any review, endorsement or approval by the JDC, JFC or JSC is contemplated in this Section 5.2, the escalation procedures set forth in Section 3.11 shall apply and all such matters shall be subject to Regeneron’s final decision-making authority with respect to any Global Development Plan or amendment thereto as set forth in Section 3.11(b).
(d)Each Global Development Plan for a New Licensed Product will set forth the plan for Development of such New Licensed Product in the Field over at least three (3) Contract Years and will include (i) strategies and timelines for Developing and obtaining Approvals for such New Licensed Product in the Field in the Territory, and (ii) the allocation of responsibilities for Development activities between the Parties, and/or Third Party service providers. Each Global Development Plan will be reviewed and informally updated by the JDC not less frequently than once every six (6) months for the ensuing three (3) year period.
(e)Unless otherwise agreed by the Parties, Regeneron will be the POC Principal Party and the Post-POC Principal Party for each New Licensed Product and, as such, will have principal responsibility for formulating and carrying out clinical trials and other principal Development activities for each New Licensed Product under the applicable Global Development Plan.”
2.12Section 5.3 of the LCA is hereby amended to read in its entirety as follows:
“5.3    Global Development Budgets. Each Global Development Plan for a Licensed Product shall include a related Global Development Budget (each individually, a “Global Development Budget”, and collectively, “Global Development Budgets”), and each

Global Development Budget shall be prepared, updated, reviewed, and approved as part of the preparation, update, and approval of the Global Development Plan of which such Global Development Budget is a part in accordance with this Agreement. Amendments and updates to any Global Development Budget shall not be effective without the approval of the JSC.
Notwithstanding the foregoing, the following shall apply to the Global Development Budget for each New Licensed Product:
(a)Budget Cap. If the amount of (i) Development Costs (including Shared Phase 3 Trial Costs) for Development activities, in the aggregate, across all New Licensed Products under all applicable Global Development Plans, in any given Contract Year minus (ii) any Sanofi Overages in such Contract Year, exceeds the NLP Annual Aggregate Cap (such excess, the “Annual Excess Cap Costs”), then, notwithstanding Section 5.1A and Section 9.1, Regeneron shall be initially responsible for one hundred percent (100%) of such Annual Excess Cap Costs, which may be carried forward or offset in accordance with clause (b) below. For clarity, the foregoing shall not operate to restrict Regeneron from incurring any Annual Excess Cap Costs, and any such Annual Excess Cap Costs shall not be counted against any Global Development Budget, Quarterly True-Up, or Regeneron Reimbursement Amount, or other true-up or shared cost obligation under this Agreement, except as set forth in clause (b) below or as otherwise mutually agreed in writing by the Parties. For purposes of this Agreement, “Sanofi Overages” shall mean, with respect to a Contract Year, the greater of (x) zero and (y) (1) all Development Costs incurred by or on behalf of Sanofi or its Affiliates with respect to activities allocated to Sanofi pursuant to the applicable Global Development Plan of New Licensed Products in such Contract Year minus (2) [* * *] ([* * *]) of the amounts set forth in the corresponding applicable Global Development Budget (having regard to any amendments thereto) for Sanofi’s performance of such activities for New Licensed Products in such Contract Year; provided, however, such Sanofi Overages shall not include any such excess costs to the extent (A) [* * *] any Global Development Plan to add additional Development activities, or to otherwise increase the scope of any then-current Development activities, performed, or to be performed, by Sanofi as set forth in the then-existing Global Development Plan (including by modifying the design and implementation of any Sanofi-led clinical trial) and Regeneron does not update the corresponding then-current Global Development Budget to account for (and commensurate to) such additions or increases in the Development activities or (B) the Parties agree at the JDC that Sanofi shall perform Development activities in a Contract Year that are not contemplated by the Global Development Budget for such Contract Year (e.g., accelerated enrollment).
(b)Excess Costs Balance. [* * *].
(i)[* * *].
(ii)Upon expiration or termination of this Agreement with respect to all New Licensed Products, Sanofi shall pay to Regeneron an amount equal to [* * *] of any then-remaining Excess Costs Balance upon the effective date of such expiration or termination.

(iii)For the avoidance of doubt, any Excess Costs Balance or Development Costs carried forward herein shall not bear interest, finance charges, or other similar adjustments, regardless of the duration for which such amounts remain outstanding.
Example Calculation:
2027
[* * *]
2028
[* * *]
2029
[* * *]
2030
[* * *]
2031
[* * *]
2032
[* * *]
(c)NLP Annual Aggregate Cap Changes. Promptly following the date on which: (i) a Target applicable to a New Licensed Product is terminated; (ii) a decision is made by the JSC (or by Regeneron exercising its decision-making authority) to discontinue or otherwise cease all Development of any New Licensed Product; (iii) a New Licensed Product has achieved a First Commercial Sale in a Major Market Country; or (iv) a Party otherwise requests to increase or decrease the NLP Annual Aggregate Cap based on anticipated Development activities for New Licensed Products, including material increases or decreases to such Development activities, the Parties shall promptly meet, review, and discuss, for a period of thirty (30) days, whether to implement and, if so, in what amount to implement, an appropriate increase or decrease, as applicable, to the NLP Annual Aggregate Cap; provided, however, (x) the Parties acknowledge and agree that no reduction to the NLP Annual Aggregate Cap shall occur unless and until the Excess Costs Balance is [* * *] ([* * *]), and any obligation to meet and discuss contemplated in this subsection (c) concerning such reduction may be tolled until such time, and (y) if the Parties are unable to agree to such an increase or decrease to the NLP Annual Aggregate Cap within such thirty (30)-day period, such dispute shall be a

Guardrail Dispute. For clarity, any increase or decrease to the NLP Annual Aggregate Cap shall [* * *].
(d)Guardrail Disputes. Any dispute relating to whether the NLP Annual Aggregate Cap should be increased or decreased pursuant to clause (c) above shall constitute a “Guardrail Dispute”. Any Guardrail Dispute shall be deemed to be a dispute relating to payment obligations or reports under Article IX for purposes of Section 9.12 and shall be resolved in accordance with Section 9.12, [* * *].”
2.13The last sentence of Section 5.4 of the LCA is hereby amended to read in its entirety as follows:
“At the next JSC meeting held following such forty-five (45) day period, the JSC will approve the final Development Costs to be used in calculating the Quarterly True-Up. Without limiting the foregoing, Regeneron shall provide to Sanofi updates and information with respect to the Development of New Licensed Products that are consistent with the updates and information shared by Sanofi with respect to Development of Dupilumab as of the Sixth Amendment Effective Date.”
2.14Section 5.6 of the LCA shall not apply to New Licensed Products, and the term “Licensed Product” as used in the foregoing provision shall exclude New Licensed Products.
2.15Section 6.2(b) of the LCA is hereby amended to read in its entirety as follows:
“(b) [* * *];”
2.16Without limiting Section 6.6, the reference to [* * *], and the last sentence in Section 6.3 of the LCA is hereby amended to read in its entirety as follows:
“In those countries where the Parties are Co-Promoting a Licensed Product (other than a New Licensed Product), such Country/Region Commercialization Plans shall include more detailed information on the coordination of detailing and promotional efforts and activities, including the estimated number of detailing FTEs for each Party (based on the number and position of Details required to meet the market and sales forecasts) and the specific allocation of Co-Promotion efforts and activities between the Parties. In the NLP Specific Co-Co Countries, such Country/Region Commercialization Plans shall include more detailed information on the coordination of Co-Promotion efforts and activities, including the estimated number of Co-Promoting FTEs for each Party and the specific allocation of Co-Promotion efforts and activities between the Parties, consistent with the allocation of responsibility (including with respect to FTEs) set forth in Section 6.5(h).”
2.17Section 6.5(a) of the LCA is hereby amended by adding the following at the end of such Section:
“As of the Sixth Amendment Effective Date, Regeneron shall be deemed to have exercised its option to Co-Promote the New Licensed Products in each Dupixent Co-Co Country. For each Contract Year, unless otherwise agreed by the Parties, the Regeneron Commitment Level for each New Licensed Product in each NLP Specific Co-Co Country shall be fifty percent (50%) of the total anticipated FTE effort by both Parties (taken together) in Co-Promoting such New Licensed Product in such NLP Specific Co-Co Country. For clarity, the foregoing is not intended, and shall not be construed, to limit and/or otherwise affect Regeneron’s option to Co-Promote a New Licensed Product in any country other than a Dupixent Co-Co Country.”
2.18Section 6.5(b) of the LCA is hereby amended by adding the following at the end of such Section:
“With respect to New Licensed Products, the Country/Region Commercialization Plan for the NLP Specific Co-Co Countries shall be consistent with the allocation of responsibility (including with respect to FTEs) set forth in Section 6.5(h).”
2.19The third sentence of Section 6.5(e)(i) of the LCA is hereby amended to read as follows:
“Subject to Section 6.5(h), with respect to the total anticipated FTE effort by both Parties in Detailing a Licensed Product in a Co-Commercialization Country, such FTE effort shall be based upon the forecasted number and position of Details required to meet the market and sales forecasts in such Co-Commercialization Country, and their conversion (by the JCC or applicable Country/Region Commercialization Committee) into the equivalent number of Detailing FTEs according to applicable weighting factors, based upon the sales force and marketing practices in such Co-Commercialization Country.”
2.20The penultimate sentence of Section 6.5(e)(i) of the LCA shall not apply to New Licensed Products, and for clarity, Regeneron shall be deemed to have in place a field force of qualified sales representatives to satisfy the Regeneron Commitment Level for the NLP Specific Co-Co Countries as of the Sixth Amendment Effective Date.
2.21A new Section 6.5(h) is hereby added to the end of Section 6.5 of the LCA, with such new Section 6.5(h) as set forth as Appendix E hereto.
2.22Section 6.6 of the LCA is hereby deleted in its entirety and replaced with the following (but for clarity any reference to “Licensed Products” as used below shall expressly exclude sarilumab (under the brand name Kevzara)):
“6.6    Licensed Product Pricing and Pricing Approvals in the Territory.
(a)General. Without limiting the responsibility and authority of the Committees with respect to pricing matters as provided herein[* * *]; provided that all such pricing decisions (including rebates or discounts) shall be made in a manner (i) intended to optimize the economic value of the Licensed Products in the Territory, (ii) consistent with the Collaboration Purpose, and (iii) in conformance with the Marketing Guidelines.
(b)Joint Participation Market Access Entities.
(i)“Joint Participation Market Access Entities” or “JPMAE” shall mean with respect to the Licensed Products in the U.S., as of the Sixth Amendment Effective Date, solely the Market Access Entities in the U.S. set forth on Appendix F; provided that the Joint Participation Market Access Entities for Licensed Products in the U.S. as set forth on Appendix F may be updated by Regeneron from time to time (but no more often than annually); provided, further, that Regeneron shall discuss any such updated list with Sanofi reasonably in advance of any such selection and consider any comments from Sanofi to such list in good faith. [* * *].
(ii)JPMAE Meetings; Discussions.
(A)Regeneron shall have the right to [* * *] participate in [* * *] meetings with Joint Participation Market Access Entities (“JPMAE Meetings”), including: [* * *]. Sanofi shall provide reasonable advance written notice to Regeneron of any such JPMAE Meeting (of which Sanofi has advance notice and/or that are initiated by or on behalf of Sanofi) sufficiently in advance to allow for a reasonable opportunity for Regeneron to participate[* * *].
(B)Notwithstanding clause (A), if any JPMAE has a policy that would prevent, or if such JPMAE otherwise prohibits, Regeneron from attending any JPMAE Meeting[* * *], Sanofi shall [* * *] provide written notice to the applicable JPMAE requesting written consent from such JPMAE to permit Regeneron’s attendance and participation as set forth in clause (A). [* * *].
(C)With respect to any (1) JPMAE Meeting that Regeneron does not attend and (2) meeting or interaction with a Joint Participation Market Access Entity that is not a JPMAE Meeting [* * *] Sanofi shall
[* * *] provide a comprehensive, written update to Regeneron reporting on each such meeting or interaction, including the outcome thereof. [* * *].
(D)Sanofi’s and Regeneron’s participation in any JPMAE Meeting for the Licensed Products shall be consistent with the applicable JMAC-approved Market Access strategy for such account.
(E)With respect to any JPMAE Meeting attended by Regeneron, Regeneron shall comply with the Rules of Market Access Participation. “Rules of Market Access Participation” means: [* * *].
(F)For clarity, Sanofi shall have no obligation to summarize or provide feedback (written, formal, or otherwise) on any JPMAE Meeting in which the Regeneron representative attended.
(iii)Consequences for Material Non-Compliance with the Rules of Market Access Participation. [* * *].
(iv)JPMAE Communications and Other Submissions. Regeneron shall have the right to participate in the preparation of all submissions (including material written communications) to, and the negotiation of all agreements and amendments with, any Joint Participation Market Access Entity relating to Market Access in the U.S. through the JMAC (or any Working Group or by any other means agreed by the Parties). Sanofi shall [* * *].
(v)JPMAE Strategy. The JMAC shall develop and approve the strategies for Market Access engagement with JPMAEs.

(vi)Other Market Access Entities. With respect to any and all Market Access Entities that are not Joint Participation Market Access Entities, (A) Sanofi shall [* * *]. For clarity, Regeneron shall have no right to attend or participate in any meetings or negotiations with such other Market Access Entities.
(c)Market Access Agreements. Without limiting clause (b):
(i)As used herein, “Market Access Agreement” shall mean all applicable agreements, together with all Licensed Product attachments thereto, with all Market Access Entities with respect to any Licensed Product.
(ii)Copies.
(A) With respect to any Market Access Agreement with respect to Dupilumab in effect as of the Sixth Amendment Effective Date (each such Market Access Agreement, an “Existing Agreement”) that Sanofi has the right, under such Existing Agreement or otherwise (including via a consent from the applicable Market Access Entity), to disclose to Regeneron as of the Sixth Amendment Effective Date, Sanofi shall provide to Regeneron a full and complete copy of such Existing Agreement [* * *], which copy may be redacted solely to remove Sanofi Restricted Information.
(B)With respect to any Existing Agreement that Sanofi does not have the right to disclose to Regeneron as of the Sixth Amendment Effective Date, [* * *], Sanofi shall [* * *] provide written notice to the applicable Market Access Entity with respect to such Existing Agreement requesting written consent from such Market Access Entity to disclose the applicable Existing Agreement(s) to Regeneron. [* * *]. Upon receipt of the applicable consent [* * *], Sanofi shall provide to Regeneron a full and complete copy of such Existing Agreement, which may be redacted solely to remove Sanofi Restricted Information.
(C)Sanofi shall [* * *] provide Regeneron full and complete copies of all Market Access Agreements executed after the Sixth Amendment Effective Date [* * *] following execution thereof, which may be redacted solely to remove Sanofi Restricted Information[* * *]. If Sanofi is not able to obtain such terms or such a consent from such a Market Access Entity [* * *], upon Regeneron’s request, Sanofi shall facilitate discussions among Sanofi, Regeneron, and such Market Access Entity [* * *]. Upon [* * *], Sanofi shall provide to Regeneron a full and complete copy of such Market Access Agreement, which may be redacted solely to remove Sanofi Restricted Information. For clarity, no such Market Access Agreement with a Joint Participation Market Access Entity shall be entered into or amended outside of the process outlined in Section 6.6(b).
(iii)Audits. Without limiting the foregoing or Section 14.2, Regeneron shall have the right[* * *] to conduct audits of all Market Access Agreements to ensure Sanofi’s (and its Affiliates’) compliance with this Section 6.6[* * *]. Such audit shall be performed through a Third Party, independent, nationally-

recognized auditor of Regeneron’s choosing under reasonable appropriate confidentiality provisions consistent with those set forth in Article XVI. Such auditor shall be permitted to have access to complete and unredacted copies of such Market Access Agreements. [* * *] The results of any such audit shall be delivered in writing to each Party. Each Party shall bear its own costs in connection with such audit[* * *].
(iv)Separation. [* * *].
(v)IRA. The Parties acknowledge that, with respect to any Licensed Product (including, for clarity, any New Licensed Product) that is a “selected drug” under the Medicare Drug Price Negotiation Program established under Section 1191-1198 of the Social Security Act (as added by the Inflation Reduction Act of 2022, and any successor or analogous program, the “Negotiation Program”), Regeneron, as the holder of the applicable Marketing Approval (i.e., the applicable NDA or BLA) for such Licensed Product in the United States, shall serve as the “Primary Manufacturer” (as defined by Centers for Medicare & Medicaid Services (“CMS”)) of record for purposes of the Negotiation Program and shall be responsible for satisfying the requirements imposed on the Primary Manufacturer thereunder, including the submission to CMS of all required and voluntary data and information, offers, counteroffers, and any final agreement regarding the maximum fair price (each, an “MFP Negotiation”). [* * *].
(A)Direction and Control. [* * *] Regeneron shall only submit, agree to, or otherwise communicate to CMS substantive positions, offers, or counteroffers with respect to the maximum fair price that are consistent with the applicable MFP Strategy.
(B)Attendance and Advance Review. To the extent permitted by CMS [* * *], Sanofi shall have the right to have its head of Market Access [* * *] attend, in a decision making capacity related to the maximum fair price and consistent with the applicable MFP Strategy, all meetings and substantive communications between Regeneron and CMS in connection with an MFP Negotiation. [* * *].
(C)Cooperation. [* * *] following Regeneron’s written request, Sanofi shall provide Regeneron with any pricing, cost, and other information or materials necessary or reasonably requested by Regeneron to satisfy its submission obligations under the Negotiation Program. Regeneron shall have the right to use such information and materials to prepare documentation, and conduct negotiations or other discussions with CMS, under or in connection with the MFP Negotiation for the applicable Licensed Product. [* * *]. Notwithstanding anything to the contrary, each Party shall comply with its obligations under or in connection with the MFP Negotiation and any negotiated maximum fair price, including that Sanofi shall price products in the U.S. consistent with the negotiated maximum fair price.
(D)Escalations. Given the time sensitive nature of submissions under or in connection with the MFP Negotiations for the Licensed Products, the Parties agree to convene the JMAC as necessary [* * *].

(E)Coordination. The JMAC shall [* * *] approve a strategy for any MFP Negotiation[* * *] (once approved, the “MFP Strategy”). The JMAC shall serve as the forum for the Parties to coordinate with respect to any MFP Negotiation and subsequent effectuation procedures.
(vi)Most Favored Nations Drug Pricing Agreements and CMS Pricing Models. [* * *].”
2.23Section 7.1(a) of the LCA is hereby amended to read in its entirety as follows:
“(a)    Unless otherwise agreed to by the Parties (including as set forth below), the Post-POC Principal Party (i) shall be the Lead Regulatory Party, (ii) shall own (A) all Approvals with respect to Licensed Product in the Territory and (B) the IND for Licensed Products during such time as it is the Post-POC Principal Party, and (iii) shall have the rights and obligations set forth in Sections 7.2 to 7.4 (inclusive) with respect thereto. The POC Principal Party shall own all INDs and be the Lead Regulatory Party for such Licensed Product(s), during such time as it is such POC Principal Party. With respect to Licensed Products other than New Licensed Products, if Regeneron does not have an Affiliate in a given country and Regeneron would otherwise be the Lead Regulatory Party for that country, then Sanofi shall instead be the Lead Regulatory Party for that country. For clarity, the Parties’ costs and expenses in maintaining any Approval shall constitute Shared Commercialization Expenses.
Notwithstanding the foregoing and notwithstanding anything to the contrary in this Agreement (including Section 5.2), with respect to each New Licensed Product, unless otherwise agreed by the Parties in writing:
(X) except to the extent set forth in clause (Y), Regeneron shall be the Lead Regulatory Party for all regulatory activities and regulatory submissions related to the Development of all New Licensed Products and shall hold the related IND filings reasonably necessary to support the initiation and conduct of Development activities of each applicable New Licensed Product.
(Y) Sanofi shall be the Lead Regulatory Party in all ROW Countries and Regeneron shall be the Lead Regulatory Party in the U.S., in each case, for all regulatory activities and regulatory submissions related to the Commercialization of all New Licensed Products, and, notwithstanding Section 1.35, for preparing, obtaining and maintaining any Marketing Approval for such New Licensed Products in such country (including, for clarity, preparing, obtaining, and maintaining any and all Registration Filings, and conducting communications with the applicable Regulatory Authorities with respect thereto).
(Z) In accordance with Section 7.1(b), Section 7.1(c) and Section 7.2 of this Agreement, each Party shall provide to the other Party all information in its possession and control necessary to enable the other Party to prepare, obtain, and maintain all such Registration Filings, Marketing Approvals or other Approvals and conduct any related Regulatory Authority interactions pursuant to clause (X) or (Y). At any time when Sanofi holds the Marketing Approval for a New Licensed Product in a ROW Country, Sanofi shall, upon Regeneron’s request and at Regeneron’s direction, perform any regulatory activities (including the submission of any IND (or supplement or amendment thereto) in Regeneron’s name, if requested) reasonably necessary to support the conduct of Development of such New Licensed Product in such ROW Country.”
2.24Section 9.1 of the LCA is hereby amended to read in its entirety as follows:
“9.1    Development Costs. Prior to October 1, 2026, Sanofi shall be responsible for paying one hundred percent (100%) of the total Development Costs for each Licensed Product (excluding New Licensed Products) incurred by or on behalf of Sanofi, Regeneron, and/or their respective Affiliates, except that Shared Phase 3 Trial Costs will be shared eighty percent (80%) by Sanofi and twenty percent (20%) by Regeneron. Effective on and after the Sixth Amendment Effective Date for New Licensed Products and on and after October 1, 2026 for each other Licensed Product, total Development Costs for each Licensed Product (including New Licensed Products) incurred by or on behalf of Sanofi, Regeneron, and/or their respective Affiliates will be shared fifty percent / fifty percent (50% / 50%) by the Parties, including any Shared Phase 3 Trial Costs, and shall not be allocated to the Global Development Balance. The Parties acknowledge that payments made by a Party pursuant to this Section 9.1 are being made as research and development expenses, as defined in Section 41 of the US Internal Revenue Code, and agree that any and all credits and/or deductions to which either Party may be entitled on account of research performed pursuant to such payments shall be allocated to such Party to the extent of such payments. Effective on and after the Sixth Amendment Effective Date for New Licensed Products and on and after October 1, 2026 for all other Licensed Products (as applicable), with respect to any Development Costs for a Licensed Product incurred by or on behalf of Sanofi, Regeneron, and/or their respective Affiliates, each Party shall, for clarity, deliver a report of such Development Costs to the other Party in accordance with Section 5.4 within forty-five (45) days after the end of each Quarter. Subject to accounting for any remaining Global Development Balance in calendar year 2026 as part of the final Quarterly True-Up for such year, the Parties agree to discontinue the Parties’ use of the Global Development Balance from and after October 1, 2026. For the avoidance of doubt, no research, pre-clinical, clinical, or other costs incurred by Regeneron with respect to Development or Manufacture of any New Licensed Product prior to the Sixth Amendment Effective Date shall constitute Development Costs subject to reimbursement or cost-sharing, and the Parties acknowledge that the upfront payment constitutes good and valuable consideration for, inter alia, Regeneron’s investments in the New Licensed Products incurred prior to the Sixth Amendment Effective Date.”
2.25Section 9.2 of the LCA is hereby amended to read in its entirety as follows:
“9.2 Milestone Payments. In addition to the other payments contemplated herein, Sanofi shall be obligated to pay, in accordance with Schedule 3, the non-refundable, non-creditable milestone payments listed in Schedule 3 to Regeneron upon the first occurrence of the applicable milestone event, which payments shall not be reduced by any withholding or similar taxes.”
2.26Section 9.5(c) of the LCA is hereby amended to read in its entirety as follows:
“(c) Within forty-five (45) days following the end of each Quarter, commencing with the Quarter in which First Commercial Sale occurs, Sanofi shall deliver to Regeneron, in electronic form, a written report setting forth, on a country-by-country basis in the Territory for such Quarter (i) the Net Sales of each Licensed Product in local currency and in United States Dollars, (ii) Licensed Product quantities sold in the Field by dosage form and unit size, (iii) gross Licensed Product Sales in the Field and (iv) a report of the deductions from gross sales consistent with the reports shared by Sanofi as of the Sixth Amendment Effective Date for Dupilumab;”
2.27The following Section is hereby added to the end of Article 9 of the LCA as a new Section 9.15:
“9.15    Sixth Amendment Upfront Payment. In partial consideration for the rights granted by Regeneron to Sanofi with respect to the New Licensed Products hereunder, no later than ten (10) Business Days following the Sixth Amendment Effective Date, Sanofi shall pay to Regeneron a non-refundable, irrevocable, and non-creditable upfront payment in an amount equal to One Billion US Dollars (US$1,000,000,000).”
2.28The last sentence of Section 10.2 of the LCA is hereby amended to read in its entirety as follows:
“For the purposes of this Agreement, the term “Technical Development Matter” shall mean (a) any dispute concerning a Party’s refusal to approve a clinical trial proposed pursuant to Section 2.6(b), (b) any dispute concerning standard distribution cost per unit of New Licensed Product applicable to a given Contract Year pursuant to clause (a)(i) of the definition of “Shared Commercial Expenses”, and/or (c) any dispute concerning whether an indication constitutes a “New Major Indication”.”
2.29The following Section 15.3A is hereby added to the LCA.
“15.3A     Additional Regeneron Representations and Warranties.
Regeneron additionally represents and warrants to Sanofi that, as of the Sixth Amendment Effective Date:
(a)Regeneron owns all right, title, and interest in and to the Regeneron Patent Right that is in existence as of the Sixth Amendment Effective Date that is listed on Appendix G;
(b)Regeneron has the right and authority to grant the rights with respect to the New Licensed Products granted pursuant to the terms and conditions of this Agreement, and Regeneron has not granted any rights with respect to such New Licensed Products that would be inconsistent with, or in conflict with, or in derogation of, the rights granted herein;
(c)there is no pending litigation that alleges that any of Regeneron’s activities relating to the Regeneron Intellectual Property existing as of the Sixth Amendment Effective Date that is specific to the New Licensed Products (the “Regeneron NLP IP”) have violated, or would violate, the intellectual property rights of any Third Party (nor, to Regeneron’s knowledge, has it received any written communication threatening such litigation);

(d)to Regeneron’s knowledge, no litigation has been otherwise threatened which alleges that any of its activities relating to the Regeneron NLP IP have violated, or would violate, any intellectual property rights of any Third Party;
(e)the conception, development, and reduction to practice of any Regeneron NLP IP has not constituted or involved the misappropriation of trade secrets or other rights of any Third Party (nor, to Regeneron’s knowledge, has it received any written communication alleging any such misappropriation);
(f)Regeneron has not received any written notice of claims or litigation (or, to its knowledge, any threatened claims or litigation) seeking to invalidate or otherwise challenge the Regeneron Patent Right set forth on Appendix G, or Regeneron’s rights therein, and, to Regeneron’s knowledge, such Regeneron Patent Right is not subject to any pending re-examination, opposition, interference, or litigation proceedings;
(g)Regeneron has written agreements (which have not been held unenforceable) with all of its employees who may participate in the Development or Manufacture of New Licensed Products hereunder assigning to Regeneron ownership of all intellectual property rights created in the course of their employment; and
(h)[* * *]
2.30The following Section 19.9 is hereby added to the LCA:
“19.9    New Licensed Product Termination. With respect to any termination of this Agreement with respect to a New Licensed Product:
(a)termination of this Agreement with respect to any New Licensed Product that [* * *], whether or not such New Licensed Products also [* * *];
(b)termination of this Agreement with respect to any New Licensed Product that [* * *], whether or not such New Licensed Products also [* * *];
(c)termination of this Agreement with respect to any New Licensed Product that [* * *], whether or not such New Licensed Products also [* * *];
(d)termination of this Agreement with respect to any New Licensed Product that [* * *], whether or not such New Licensed Products also [* * *]; and
If Sanofi elects to terminate this Agreement with respect to one or more Targets (including New Licensed Products [* * *]) pursuant to Section 19.2(a), notwithstanding Section 19.2(a), the prior written notice period applicable to such termination shall be determined on a New Licensed Product-by-New Licensed Product basis and shall be as follows: [* * *]; provided that, for clarity, the obligations set forth in Section 2.6(a) shall continue to apply with respect to each such Target until this Agreement terminates with respect to the last New Licensed Product directed to such Target. For clarity, Regeneron’s exclusive irrevocable option to include the Permitted Study Assets in the Collaboration as New Licensed Products as provided in Section 2.6(a)(iv) shall survive any termination of this Agreement.”

2.31Notwithstanding anything in this Agreement to the contrary, including Schedule 1, (but without prejudice to the Letter Agreement, by and between the Parties, dated December 30, 2016, the terms of which shall continue to apply in respect of all Licensed Products other than New Licensed Products), any Manufacturing Technology Transfer Costs shall be deemed to be Manufacturing Costs under the LCA and, in respect of all New Licensed Products, shall be shared fifty percent (50%) to Sanofi and fifty percent (50%) to Regeneron.
2.32The first paragraph of Schedule 2 to the LCA is hereby amended to read in its entirety as follows:
“At the end of each Quarter, the Parties will calculate the net payment one Party shall be required to make to the other Party (the “Quarterly True-Up”) equal to (a) the U.S. Profit Split for such Quarter payable to Regeneron (as set forth in Part I), plus (b) the Rest of World Profit Split for such Quarter payable to Regeneron (as set forth in Part II), minus (c) the Development Compensation Payment for such Quarter payable to Sanofi (as set forth in Part III (which, for clarity, shall not apply to Licensed Products (including New Licensed Products) from and after October 1, 2026)), plus (d) the Regeneron Reimbursement Amount for such Quarter payable to either Regeneron or Sanofi (as set forth in Part IV).”
2.33Part II of Schedule 2 to the LCA shall apply to New Licensed Products as is; provided that the Applicable ROW Percentage and Target ROW Profit Split for any New Licensed Product in any Quarter shall be fifty percent (50%) Sanofi / fifty percent (50%) Regeneron.
2.34Effective October 1, 2026, Part III of Schedule 2 to the LCA shall not apply to Licensed Products (including, for clarity, New Licensed Products). For clarity, the Parties shall calculate and settle a final true-up for the period ending on September 30, 2026 in accordance with the LCA as in effect immediately prior to October 1, 2026, which shall include all accrued amounts for such period. For further clarity, no Development Costs for any New Licensed Product that were incurred with respect to development performed prior to the Sixth Amendment Effective Date shall be included in such true-up, and each Party shall bear its own costs with respect to development performed prior to such date.
2.35Effective October 1, 2026, Part IV of Schedule 2 to the LCA shall apply to Licensed Products (including, for clarity, New Licensed Products) as is; provided that the “Regeneron Reimbursement Amount” shall be defined as follows:
““Regeneron Reimbursement Amount” for a Quarter shall mean (a) aggregate Shared Commercial Expenses incurred by Regeneron in the U.S. and ROW in the Quarter for all Licensed Products, plus (b) aggregate Other Shared Expenses incurred by Regeneron in the U.S. and ROW in the Quarter for all Licensed Products, plus (c) an amount equal to (i) fifty percent (50%) of Development Costs incurred by Regeneron under a Global Development Plan in the Quarter for all Licensed Products (subject to Section 5.3(b)), minus (ii) fifty percent (50%) of Development Costs incurred by Sanofi under a Global Development Plan in the Quarter for all Licensed Products.”
2.36The following is hereby added to the end of Schedule 3 to the LCA:
“Development, Sales, and Regulatory Milestones for New Licensed Products.

With respect to each of the development, sales, and regulatory milestone events (each, a “Milestone Event”) set forth in the table below that is first achieved by or on behalf of a Party or any of its Affiliates and/or Sublicensees, (a) such Party shall notify the other Party in writing of such achievement within thirty (30) days following such achievement, and (b) Sanofi shall pay Regeneron a non-refundable, irrevocable, and non-creditable milestone payment (“Milestone Payment”), which shall not be reduced by withholding or any similar taxes, within thirty (30) Business Days following such notice, as follows:

#	Milestone Event	Milestone Payment
(1)	Administration of the first dose of the IL-13 Product to the first patient in a Registrational Trial [* * *]	One Billion US Dollars (US$1,000,000,000)
(2)	First Marketing Approval of [* * *]	One Billion Five Hundred Million US Dollars (US$1,500,000,000)
(3)	Annual aggregate Net Sales of all New Licensed Products [* * *]	One Billion Five Hundred Million US Dollars (US$1,500,000,000)
(4)	First Marketing Approval of [* * *]	One Billion US Dollars (US$1,000,000,000)
(5)	Annual aggregate Net Sales of all New Licensed Products [* * *]	One Billion US Dollars (US$1,000,000,000)
(6)	Annual aggregate Net Sales of all New Licensed Products [* * *]	One Billion US Dollars (US$1,000,000,000)

Annual aggregate Net Sales of all New Licensed Products shall be determined based on the aggregate Net Sales thereof in any rolling twelve (12) month period, which for the avoidance of doubt, shall be aggregated across all New Licensed Products. The Parties acknowledge and agree that sales by Indication as set forth in Milestone Event (3), Milestone Event (5), and Milestone Event (6) shall be based on, and derived from, [* * *] data for each such New Licensed Product based on the approved Indications for each such New Licensed Product (unless the Parties mutually agree in writing to utilize a separate, analogous data vendor that provides information broken out by Indication); provided that, for Milestone Event (5) and Milestone Event (6), only sales for the Indications set forth in the applicable product label for such New Licensed Product(s) shall count.
In no event shall the total Milestone Payments paid by Sanofi to Regeneron for the above exceed Seven Billion US Dollars (US$7,000,000,000) as each Milestone Event shall be payable only once.”

3.Miscellaneous Provisions.
3.1Due Organization, Valid Existence, and Due Authorization. Each Party represents and warrants to the other Party, as of the Sixth Amendment Effective Date, as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into this Sixth Amendment; (c) the execution of this Sixth Amendment will not constitute a breach of, or conflict with, its organizational documents or any other agreement by which it is bound and/or requirement of applicable Laws or regulations; and (d) this Sixth Amendment is its legal, valid, and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy or moratorium).
3.2Cooperation. Each Party will reasonably cooperate, and will cause its Affiliates to reasonably cooperate, with the other Party to perfect the rights of the Parties under the amended provisions of the LCA as set forth in this Sixth Amendment and to effectuate the terms and conditions of this Sixth Amendment, including by promptly entering into such additional amendments, agreements, and/or other documents as may be necessary to perfect such rights and/or effectuate such terms and conditions.
3.3Miscellaneous. The provisions of Sections 20.1, 20.3, 20.5, 20.6, 20.7, 20.8, 20.11, 20.12, and 20.17 of the LCA shall apply mutatis mutandis to this Sixth Amendment as though set out in full in this Sixth Amendment.
3.4No Other Amendments. Except as expressly amended hereby, all of the terms and conditions of the LCA shall remain in full force and effect, and the Parties hereby agree that the revisions in this Sixth Amendment are not intended, and shall not be construed, to constitute a waiver of any existing claims and/or any admission with respect to any ongoing and/or future dispute regarding the interpretation of any such terms and conditions, except as may expressly be set forth in a separate settlement agreement. For clarity, other than as expressly set forth herein, except for Section 1 and Section 4 thereof, the Fourth Amendment to the LCA, dated as of October 6, 2021, does not apply to the New Licensed Products.
[Signature Page Follows]

IN WITNESS WHEREOF, Sanofi and Regeneron have caused this Sixth Amendment to be executed by their duly authorized representatives as of the Sixth Amendment Effective Date.

SANOFI BIOTECHNOLOGY SAS

By:     /s/ Pauline Pereira

Name:    Pauline Pereira

Title:    Head of Finance BD&L and M&A

SANOFI

By:     /s/ Loic Gonnet

Name:    Loic Gonnet

Title:    Head of M&A and Partnering

REGENERON PHARMACEUTICALS, INC.

By:     /s/ Leonard S. Schleifer, M.D., Ph.D.

Name:    Leonard S. Schleifer, M.D., Ph.D.

Title:    President and Chief Executive Officer